SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        PINNACLE WEST CAPITAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

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[X] No fee required.
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1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid:

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
                        PINNACLE WEST CAPITAL CORPORATION
                                 P.O. BOX 52132
                           PHOENIX, ARIZONA 85072-2132

                           NOTICE AND PROXY STATEMENT
                For Annual Meeting of Shareholders to Be Held on
                             Wednesday, May 21, 1997

To Shareholders:

     The 1997 annual meeting of shareholders of Pinnacle West Capital Corporation will be held in the Ballroom of the Wigwam Resort at 300 East Indian School Road in Litchfield Park, Arizona at 10:30 a.m. on Wednesday, May 21, 1997 for the following purposes:

     1)  To elect four Class III Directors; and

     2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Each of the 87,421,068 shares of the Company's common stock outstanding at the close of business on March 12, 1997 entitles the holder to notice of and to vote at this meeting or any adjournment thereof, but shares can be voted at the meeting only if the holder is present or represented by proxy.

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors. So far as management is aware, the matters described in this Proxy Statement will be the only ones to be acted upon at the meeting. If any other matters properly come before the meeting or any adjournment thereof, the proxy committee named in the enclosed proxy will vote on those matters in accordance with its judgement.

     Shareholders are requested to mark, date, sign and mail promptly the enclosed proxy. A postage-paid envelope is provided for mailing in the United States. You are entitled to revoke your proxy at any time before it is exercised and vote your shares in person if you attend the meeting.



                                              By order of the Board of Directors

                                                                  FAYE WIDENMANN
                                                    Vice President and Secretary


Approximate date of mailing to shareholders:
April 1, 1997

                              ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provide for the division of the Board of Directors into three classes of approximately equal size. The term of each directorship is three years and the terms of the three classes are staggered so that only one class is elected by the shareholders annually.

     Four Class III directors are to be elected this year to serve as members of the Board of Directors until the annual meeting of shareholders in 2000 or until their successors are elected and qualified. Should one or more of the four nominees listed below become unavailable to serve prior to the meeting date, the proxy committee will vote the shares it represents for the election of such other persons as the Board may recommend unless the Board reduces the number of directors in Class III.

     Directors in the other two classes are identified on the following pages. Information given for all directors has been furnished by each of them as of March 12, 1997. The term "APS" refers to Arizona Public Service Company, the Company's largest subsidiary.


                                    Nominees

--------------------------------------------------------------------------------
                  Nominees for Election as Class III Directors
                     (Term to expire at 2000 Annual Meeting)
--------------------------------------------------------------------------------



Pamela Grant, 58, has been a director since 1985. She is a civic leader and from July 1989 through January 1995 was President of TableScapes, Inc. (party supply rentals). Ms. Grant was President and Chief Executive Officer of Goldwaters, a Division of May Department Stores, until April 1988.

Martha O. Hesse, 54, has been a director since 1991. She is President of Hesse Gas Company. In 1990 Ms. Hesse served as Senior Vice President of First Chicago Corporation (financial services) and from 1986 to 1989 she was Chairman of the Federal Energy Regulatory Commission. She is also a director of Mutual Trust Life Insurance Company, Laidlaw Inc. and APS.

William S. Jamieson, Jr., 53, has been a director since 1991. Since January 1996 he has been Vice President of the Institute for Servant Leadership of Hendersonville, NC and an Adjunct Member of the Bishop's staff of the Episcopal Diocese of Arizona. Prior to that he was Archdeacon of the Episcopal Diocese of Arizona.

Richard Snell, 66, has been a director since 1985. He has been Chairman of the Board and Chief Executive Officer of the Company and Chairman of the Board of APS since February 1990. Until February 1997 he was also President of the Company. He is also a director of Aztar Corporation, Banc One Arizona Corporation and Central Newspapers, Inc.

                         Directors Continuing in Office

--------------------------------------------------------------------------------
                                Class I Directors
                     (Term to expire at 1998 Annual Meeting)
--------------------------------------------------------------------------------


Roy A. Herberger, Jr., 54, has been a director since 1992. He has been President of the American Graduate School of International Management, (Thunderbird,) since 1989. Mr. Herberger is also a director of Express America Holdings Corporation, BW/IP, Inc. and MicroAge, Inc.

George A. Schreiber, Jr., 48, was appointed as a director effective February 1997. Mr. Schreiber was elected to the positions of Executive Vice President and Chief Financial Officer of both the Company and APS as of February 1997. From 1990 to January 1997 he was Managing Director at PaineWebber, Inc. He is also a director of APS.

Humberto S. Lopez, 51, has been a director since May 1995. He is President of HSL Properties (real estate development and investment), Tucson, Arizona. Of some 40 real estate concerns Mr. Lopez has been affiliated with, three filed petitions for court protection from creditors under Chapter 11 of the Bankruptcy Code between April 1991 and June 1992 in order to provide these entities the opportunity to reorganize debt associated with the properties they held. Mr. Lopez is also a director of Bank of Tucson.

--------------------------------------------------------------------------------
                               Class II Directors
                     (Term to expire at 1999 Annual Meeting)
--------------------------------------------------------------------------------


John R. Norton III, 67, is Chairman of the Board and Chief Executive Officer of J.R. Norton Company (agricultural production), Phoenix, Arizona and was first elected as a director in February 1985. Mr. Norton resigned as a director of the Company in May 1985 to accept appointment as U.S. Deputy Secretary of Agriculture, a position he held until February 1986. In February 1986 he was reelected as a director of the Company. Mr. Norton is also a director of Aztar Corporation, Terra Industries Inc. and APS.

William J. Post, 46, has been a director since February 1997. In February 1997 he assumed the position of President of Pinnacle West after having served as its Executive Vice President since June 1995. He has also been the President and Chief Executive Officer of APS since February 1997. He had been APS' Chief Operating Officer since September 1994, as well as a Senior Vice President since June 1993. Prior to that time, he had served as a Vice President and officer of APS since 1982. Mr. Post is also a director of APS.

Douglas J. Wall, 69, has been a director since 1985. He is of counsel to the law firm of Mangum, Wall, Stoops & Warden. Mr. Wall is past President of the Arizona Board of Regents.

                          CERTAIN SECURITIES OWNERSHIP

     At March 12, 1997, shares of the Company's common stock beneficially owned by the indicated persons or groups were as follows:

                                                Shares
                                              Beneficially        Percent
                                                Owned (1)         of Class
                                                ---------         --------
Non-Employee Directors and Nominees
-----------------------------------

Pamela Grant                                       26,800
Roy A. Herberger, Jr.                               2,000
Martha O. Hesse                                    16,700
William S. Jamieson, Jr. (2)                        4,115
Humberto S. Lopez (2)                               4,004
John R. Norton III (2)                             33,500
Douglas J. Wall                                    28,705

Employee Directors and Officers
-------------------------------

William J. Post                                    73,643
George A. Schreiber, Jr.                           11,200
Richard Snell                                     447,023

Other Officers Named on Page 9
------------------------------

Michael S. Ash                                     14,838
Nancy E. Felker                                    19,901
Arlyn J. Larson (2)                                17,506

All directors, nominees and executive
 officers as a group (14 persons) (2)             726,533            0.83%
 ------------------------------------

5% Beneficial Owners (3)
------------------------

Wellington Management Company, LLP              6,898,070            7.89%
75 State Street
Boston, MA 02109

-------------------------------

(1) Includes shares which may be acquired by the exercise of stock options within 60 days as follows: 24,500 each for Ms. Grant and Mr. Wall; 17,500 for Mr. Norton; 14,000 for Ms. Hesse; 46,179 for Mr. Post; 390,833 for Mr. Snell; 7,560 for Ms. Felker; 5,790 for Mr. Larson; and 542,038 for all directors and officers as a group. In the case of officers, also includes shares of restricted stock and vested shares, as of December 31, 1996, in the Company's employees' savings plan.

(2) Includes in the cases of: Mr. Jamieson, 615 shares held by his wife; Mr. Norton, 500 shares held by his wife and 2,000 shares held in a trust for Mr. Norton's late mother for which he serves as trustee; Mr. Lopez, 4,004 shares held in a family trust in which voting power is shared; Mr. Larson, 3,170 shares held in joint tenancy with his wife; and the group, 10,289 shares as to which voting or investment power is shared with others.

(3) A Schedule 13G filing with the Securities and Exchange Commission as of December 31, 1996 reporting shared voting power as to 2,680,210 shares and shared dispositive power as to 6,898,070 shares. The Company makes no representations as to the accuracy or completeness of such information.


                          THE BOARD AND ITS COMMITTEES

     The full Board of Directors met twelve times during 1996. No director attended fewer than 75% of the meetings of the full Board and of the committees on which he or she served.

     The Audit Committee of the Board reviews the performance and independence of the Company's independent accounting firm, makes an annual recommendation to the full Board with respect to the appointment of the firm for the following year, approves the scope of the work to be performed and solicits and reviews the firm's recommendations. The Committee also consults with the Company's internal audit group and periodically reviews the relationship among that group, management of the Company and its subsidiaries and its independent accountants. The Committee met three times in 1996; its members were Ms. Hesse and Messrs. Herberger, Jamieson, Lopez and Wall (Chairman).

     The Human Resources Committee makes recommendations to the full Board with respect to prospective Board members and officers and with respect to executive salaries, bonuses and benefits. (See page 14 for the procedures for proposing nominations to the Board). The Committee also makes stock option and restricted stock grants, and regularly reviews the Company's policies in all of the foregoing areas. Its report on executive compensation policy follows, and its members are identified at the end of that report. The Committee met four times in 1996.

     Non-employee directors receive an annual retainer consisting of $12,000 cash and 500 shares of Pinnacle West common stock; to receive the 500 shares a director is required to already own 500 shares in his or her first year on the board, and that ownership requirement increases by 500 shares annually until it reaches 2,500 shares. With certain exceptions, non-employee directors also receive $900 for each board meeting attended and $700 for each committee meeting attended.

     The Company has a directors' retirement plan which provides, with certain exceptions, to non-employee directors over the age of 65, upon their retirement from the Board, an annual payment of $12,000. The length of time to which a non-employee director is entitled to receive this benefit is limited to the number of years he or she served on the Board prior to age 65.

                        HUMAN RESOURCES COMMITTEE REPORT

     The Pinnacle West Human Resources Committee, composed solely of outside directors, is responsible for making decisions regarding executive compensation (although the APS human resources committee has salary and bonus responsibilities with respect to Mr. Post as specifically discussed below, and some of the general commentary regarding officer compensation does not fully apply to him).

     The Committee's overall compensation philosophy is to (i) attract and retain qualified individuals critical to the Company's success, (ii) reinforce enterprise objectives through the use of performance-based compensation programs and (iii) promote long-term stock ownership by executives and directors.

     The Committee applies its own compensation philosophy (and specifically its bias toward rewarding performance) to comparative information provided by independent consultants selected by the Committee. In 1996, information was provided for a number of other organizations engaged primarily in the electric utility business and having characteristics similar to the Company. In addition, information was provided for a general industry group consisting of companies of similar size.

     The Committee formulates its own views as to the responsibilities, skills, experience and performance of the respective executive officers, with input from Mr. Snell as to performances other than his own, and applies these views to the information provided by its consultants.

     Base Salaries. Base salaries for Company officers who served throughout 1996 were at or below median salaries in the utility group and considerably below those in the general industry group. Salary increases of 7% to Mr. Ash (for a market adjustment) and 10% to Mr. Larson (for added responsibilities) were the only changes made in 1996 to officer salaries.

     Bonuses. Cash bonuses payable for any year are predicated on weighted, targeted levels of corporate performance established by the Committee at the beginning of the year. Performance is assessed by the Committee after the end of the year; discretion is exercised in limited areas where the Committee's judgement is called for by the bonus plan.

     For 1996 the determinants of bonus levels, in order of importance, were per-share earnings, 1997 budgeted per-share earnings, and matters related to utility industry restructuring and management succession.

     At the end of the year the Committee awarded an attainment factor to each objective based upon the degree to which it was accomplished. The Committee then totaled the weighted individual attainment factors to produce a composite attainment factor common to all officers and multiplied that by a predetermined percentage of salary (50% for Mr. Snell and 25% for all other officers) to determine actual bonuses. The bonuses so arrived at and paid reflect a composite attainment factor slightly below the maximum level in the 1996 plan.

     Equity Participation. The Committee believes that the ultimate measure of management's performance is its ability to deliver rewards to shareholders in the form of share price appreciation and rising dividends over time. To those ends, the Committee makes systematic grants of stock options and restricted stock to officers and key management employees of Pinnacle West and its subsidiaries in order that they may participate in those rewards through stock ownership. The value of the 1996 awards was higher than the median in the utility group, but was substantially lower than the median level in the general industry group. Given the changes in the utility industry, the Committee pays increasing attention to trends within the general industry group.

     The Committee believes that senior management personnel of the Company and its subsidiaries should have a significant, ongoing personal investment in the Company. To that end, restricted stock grants, besides being compensatory in nature, are utilized by the Committee to encourage the attainment and retention of targeted levels of individual stock ownership by conditioning their vesting upon the ownership of certain numbers of shares for predetermined periods of time.

     The size of awards made to participants in the program is determined by making assumptions as to how, generally, the stock should perform if the Company achieves its longer-term goals, and individual grants were then determined by bringing the recipient's total compensation to a target level relative to the comparator groups, provided that the stock performs as assumed.

     Tax Consideration. Publicly-traded corporations generally are not permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as "performance-based." While the Committee is biased toward rewarding performance through the bonus and equity participation programs, certain features of these programs do not fit the law's definition of "performance-based," and limited amounts of compensation could therefore not be deductible.

     Mr.  Snell.  Mr.  Snell's  salary has not been  changed for several  years.
Consistent with its compensation philosophy, the Committee has, instead, emphasized reward-for-performance through the bonus plan and equity participation grants to him.

     Mr. Post. Although Mr. Post is an executive officer of the Company, his compensation is paid by APS and his compensation has been based upon his positions at APS. Mr. Post's salary (as shown in the compensation table) rose in 1996 because of an increase awarded in 1995 to reflect a change in his title and concurrent, significant additions to his responsibilities. Salary and total cash compensation comparisons are made, and bonus goals (which in Mr. Post's case largely relate to APS' earnings) are established, for officers of APS, by its board's human resources committee, which shares the compensation philosophies described above. Mr. Post's equity participation is determined by the Pinnacle West Human Resources Committee in the same manner as for other executive officers of the Company and its subsidiaries.

     The foregoing report of the Human Resources Committee is provided by its members: Ms. Grant (Chairman), Ms. Hesse and Messrs. Lopez, Norton and Wall.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The law firm of Mangum, Wall, Stoops and Warden was retained by APS in 1996 and is expected to be retained in 1997. Mr. Wall is of counsel to that firm; however, the amounts paid to them in 1996 are not material.

                          STOCK PERFORMANCE COMPARISONS

     The Company has elected to change its comparator index from the Dow Jones Equity Market Index to the S&P 500 Index because the use of the latter index is more prevalent in proxy statements. Comparisons shown this year include both indices.

     The annual changes for the five-year period shown in the following graph are based on the assumption that $100 was invested on the last trading day in 1991 in Pinnacle West stock and in the market represented by each of three indices (the S&P 500 Index, the Dow Jones Equity Market Index and the Edison Electric Institute Index of 100 Investor-Owned Electrics), and that any dividends were reinvested.



  Date          PNW      S&P 500    DJ Equity     EEI 100
12/31/97       100.00    100.00      100.00        100.00
12/31/92       117.27    107.61      108.61        107.59
12/31/93       129.93    118.39      119.41        119.58
12/31/94       119.16    119.99      120.33        105.74
12/31/95       181.15    164.92      166.50        138.55
12/31/96       206.94    202.69      205.57        140.22

                             EXECUTIVE COMPENSATION

     The following tables on compensation and stock options relate to the five most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries.

                           Summary Compensation Table

                                                                  Long-Term Compensation
                                                                  ----------------------

                      Annual Compensation                                Awards
--------------------------------------------------------------------------------------------------------------

Name and                                                         Restricted
Principal                                                             Stock                       All Other
Position                      Year         Salary     Bonus      Awards (1)     Options       Compensation (2)
--------                      ----         ------     ------     ----------     -------       ----------------
Michael S. Ash                1996       $128,587    $47,125        $26,724       4,250            $4,651
Corporate Counsel             1995        120,278     44,582         23,324       4,250             5,865
                              1994        116,946     35,923         19,000       5,000             2,984
Nancy E. Felker               1996       $130,810    $47,419        $26,724       4,250            $5,531
VP & Treasurer                1995        130,224     48,269         27,440       5,000             5,659
                              1994        125,154     38,894         22,800       6,000             3,787
Arlyn J. Larson               1996       $147,774    $54,375        $31,440       5,000            $9,138
VP Corporate Planning         1995        134,921     50,010         27,440       5,000             9,754
                              1994        131,183     40,296         22,800       6,000             6,200
William J. Post (3)           1996       $325,000   $165,100       $106,896      17,000           $11,015
Exec. VP of Company and Sr.   1995        287,500    175,500         93,296      17,000            12,229
VP & COO of APS
Richard Snell (3)             1996       $515,000   $373,375       $314,400      25,000           $47,063
Chairman, President & CEO     1995        515,000    380,070        137,200      25,000            53,482
                              1994        515,000    252,350        114,000      30,000            29,560


(1) The value of the restricted stock is based on the closing price of the Company's common stock on the date the restricted stock was granted. The restrictions lapse on most restricted stock awards upon (i) the passage of three years from date of grant or upon retirement after the age of 60 and
     (ii) the holding of certain numbers of unrestricted shares for certain periods of time, as determined by the Human Resources Committee at the time of grant. Any dividends paid on restricted stock will be held by the Company until the restrictions lapse. The number and value (at market) of aggregate restricted shareholdings as of the end of 1996 were: Mr. Ash - 2,700 shares, $85,725; Ms. Felker - 3,050 shares, $96,838; Mr. Larson -
     3,200 shares,  $101,600; Mr. Post - 10,200, $323,850 and Mr. Snell - 21,000
     shares, $666,750.

(2) The figures given in this column for 1996 consist of Company matching contributions to the Company's employees' savings plan: Mr. Ash - $2,799, Ms. Felker - $3,871, Mr. Larson - $3,971, Mr. Post - $4,500 and Mr. Snell - $0; the above-market portion of interest accrued under a deferred compensation plan: Mr. Ash - $1,676, Ms. Felker - $1,267, Mr. Larson - $2,850, Mr. Post - $5,261 and Mr. Snell - $9,683; premiums paid by the Company for additional term life insurance: Mr. Ash - $176, Ms. Felker - $393, Mr. Larson - $2,316, Mr. Post - $1,254 and Mr. Snell - $8,580; and
     $28,800 paid to Mr. Snell for service as a director of APS.

(3) Mr. Post was elected President of the Company and President and CEO of APS effective February 1997. He first became an officer of the Company in 1995. Mr. Snell resigned as President of the Company in February 1997; he remains Chairman of the Board and Chief Executive Officer.

                              Option Grants in 1996

                                       Percentage of
                         Options       Total Options
                         Granted      Granted to All       Exercise                             Grant Date
                         in 1996       Employees in          Price         Expiration             Present
Name                   (Shares)(1)         1996           (per share)         Date               Value(2)
----                   -----------        ------          -----------         ----               --------
Michael S. Ash             4,250           1.63%            $31.44          11/20/06              $18,488
Nancy E. Felker            4,250           1.63%            $31.44          11/20/06              $18,488
Arlyn J. Larson            5,000           1.91%            $31.44          11/20/06              $21,750
William J. Post           17,000           6.52%            $31.44          11/20/06              $73,950
Richard Snell             25,000           9.59%            $31.44          11/20/06              $81,250

(1) All options were granted on November 20, 1996 and become exercisable at the rate of one-third of the grant annually starting on November 20, 1997. All options not already exercisable will become exercisable if an individual retires on or after the age of 60. No SARs have been granted.

(2) The Black-Scholes option pricing model was chosen to estimate the options' value. The basic assumptions used in the model were expected volatility of 17.1%; risk-free rate of return of 5.8%; dividend yield of 4.5%; and time to exercise of five years, though in the case of Mr. Snell, the time to exercise and corresponding risk-free rate of return were two and a half years and 5.51% respectively.



                  Option Exercises in 1996 and Year-End Values

                                                Number of Securities
                                               Underlying Unexercised            Value of Unexercised
                                                       Options                   In-The-Money Options
                                                 at Fiscal Year-End             at Fiscal Year-End (1)
                                                 ------------------             ----------------------
                         Shares
                    Acquired on       Value
         Name          Exercise    Realized    Exercisable     Unexercisable   Exercisable  Unexercisable
         ----          --------    --------    -----------     -------------   -----------  -------------
Michael S. Ash           10,004     $75,248          4,750             8,751       $41,917        $32,062
Nancy E. Felker           7,000     $66,980          6,979             9,584       $55,597        $38,202
Arlyn J. Larson           5,667     $57,805          8,548            10,334       $64,425        $38,202
William J. Post               0          $0         44,436            34,001      $465,777       $115,790
Richard Snell                 0          $0        390,833            51,667    $6,883,026       $191,001

(1) The value of options equals the market value of Pinnacle West common stock at December 31, 1996 ($31.75 per share), minus the exercise price of options.

                             EXECUTIVE BENEFIT PLANS

     All of the plans described below relate to the Company. Mr. Post is covered by executive benefit plans provided by APS; however, those plans are substantially identical to the plans described for the Company, and the benefits provided to him would be the same as if he were a participant in the Company's plans.

     Employees' Retirement Plan and Supplemental Excess Benefit Retirement Plan. The following table illustrates the annual benefits, calculated on a straight-life annuity basis, that would be provided under the Company Employees' Retirement Plan and the Supplemental Excess Benefit Retirement Plan to the Company's officers who retire at the indicated compensation and longevity levels.

                                                              Years of Service
         Average Annual            ----------------------------------------------------------------------
        Compensation (a)                5(b)               10                 20                25(c)
---------------------------------  --------------  -----------------  -----------------  ----------------

              $ 100,000               $ 15,000           $ 30,000           $ 50,000          $ 60,000
                150,000                 22,500             45,000             75,000            90,000
                200,000                 30,000             60,000            100,000           120,000
                300,000                 45,000             90,000            150,000           180,000
                400,000                 60,000            120,000            200,000           240,000
                500,000                 75,000            150,000            250,000           300,000
                600,000                 90,000            180,000            300,000           360,000
                700,000                105,000            210,000            350,000           420,000
                800,000                120,000            240,000            400,000           480,000
                900,000                135,000            270,000            450,000           540,000
              1,000,000                150,000            300,000            500,000           600,000

-----------

(a) Compensation under the retirement plan consists solely of base salary up to $150,000 (as adjusted for cost-of-living), including any amounts voluntarily deferred under the Company's 401(k) plan. While the retirement plan does not include amounts voluntarily deferred under other deferred compensation plans, bonuses or incentive pay, the Supplemental Excess Benefit Retirement Plan does include, subject to certain exceptions, these additional components of compensation plus base salary beyond the $150,000 limit.

(b) Although years of service begin accumulating on the date of employment, benefits do not vest until the completion of five years of service.

(c) Although the maximum number of years used in calculating benefits under the Employees' Retirement Plan is generally 33 1/3, a greater maximum benefit is achieved under the Supplemental Excess Benefit Retirement Plan after 25 years of service.

     For officers, the Company's Supplemental Excess Benefit Retirement Plan provides enhanced benefits. Benefits payable under this plan that are in excess of the benefits payable under the Company's retirement plan (which, as a qualified defined benefit pension plan, is limited pursuant to the Internal Revenue Code), are payable from the general assets of the Company. The number of credited years of service for each of the individuals named on page 9 and their 1996 remuneration covered by the Company's plans are as follows: Mr. Ash - 12 years, $173,169; Ms. Felker - 10 years, $179,079; Mr. Larson - 16 years, $197,784; Mr. Post - 24 years, $500,500; and Mr. Snell - 36 years (see description of Mr. Snell's employment agreement below), $895,070. The amounts shown in the table above are not expected to be subject to any reduction or offset for Social Security benefits or other significant amounts.

     Employment and Severance Arrangements. Mr. Snell and the Company are parties to an employment agreement setting forth the terms of his employment as Chief Executive Officer of the Company. The agreement was for a term of five years, beginning on February 5, 1990, and was amended twice, each time to extend his term of employment by two additional years. The agreement may be terminated by Mr. Snell at any time upon 120 days' prior written notice to the Company. Under the agreement Mr. Snell is entitled to a base salary of $500,000 per year, subject to periodic appraisal by the Board or a committee thereof, as well as to such bonus payments as may be declared from time to time by the Board. The agreement entitles Mr. Snell to participate in the employee benefit plans generally available to Company employees, and in the Company's deferred compensation plan, supplemental excess benefit retirement plan, and stock option plan. Mr. Snell is also entitled to a supplemental pension under the agreement. For purposes of determining his supplemental pension benefits, Mr. Snell's years of service on February 5, 1990 were assumed to be 29 years, and he was credited with an additional year for each year of employment thereafter, up to 33 1/3 years. Mr. Snell's credited years of service disclosed above (36) include the 29 years of awarded service. The supplemental pension benefit is not payable, however, if there is a final determination that he has breached the agreement. The agreement also contains "change of control" benefit provisions which are in all material respects identical to those contained in the severance agreements, discussed below, between the Company and each of its other executive officers.

     The Company has entered into severance agreements, which are identical in content, with each of its executive officers except Mr. Snell (see the discussion of his employment agreement above). These agreements are intended to provide stability in key management of the Company. Under the agreements each officer will receive a payment and other severance benefits having an aggregate value of not more than 2.99 times the officer's "base income" (the average of the officer's annual compensation over the five years preceding the year of a "change of control") if, during the three-year period following a change of control of the Company, the officer's employment is terminated or the terms and conditions of his or her employment are significantly and detrimentally altered. "Change of control" includes any change of control event required to be reported under the Securities Exchange Act of 1934, an unrelated third party's acquisition of 20% or more of the Company's voting stock or substantially all of the assets of the Company, a merger or acquisition of the Company in which the Company is not the surviving corporation, a change in the majority of the members of the Company's Board of Directors over a two-year period, which change is not approved by two-thirds of the members of the Board then serving who were members immediately prior to the change, or the filing of a voluntary or involuntary petition of bankruptcy (other than for liquidation or dissolution) which is not dismissed within 30 days. No severance benefits will be payable to an officer who has attained age 65 or whose termination is on account of retirement, voluntary termination, disability or death or for "cause" as defined in the agreements. Each of the agreements terminates on December 31st of each year upon six months' advance notice by the Company to the officer; if the six months' advance notice is not given, the agreements will continue for successive one-year periods until the notice is given.

     Effective January 1, 1992, the Company established a deferred compensation plan for directors and officers of the Company. Effective January 1, 1996, the Company established a revocable trust for the purpose of funding the benefits under the deferred compensation plan. Upon the occurrence of certain events, which generally include the sale of substantially all the Company's assets, a merger or consolidation in which the Company is not the surviving entity, certain changes in the composition of the Board of Directors or someone acquiring 20 percent or more of the Company's voting stock, the trust will become irrevocable and the Company will be required to fully fund the benefits earned under the deferred compensation plan within 60 days after the occurrence of that event.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities Exchange Act of 1934 requires officers and directors to file reports of ownership of the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To the best of the Company's knowledge, during 1996 its officers and directors complied with these filing requirements, except as follows: Mr. Norton filed one late Form 4, Statement of Changes in Beneficial Ownership, with respect to the acquisition of 35 shares pursuant to the reinvestment of dividends on shares held in a brokerage account.


                                     GENERAL

      Cost of Solicitation. The cost of the solicitation of proxies, which will be by mail, will be borne by the Company. Brokerage houses and others will be reimbursed for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

     Independent Public Accountants. It is anticipated that the Company's financial statements as of December 31, 1997 and for the year then ended will be examined by Deloitte & Touche LLP, independent certified public accountants. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

     Voting Procedures. A majority of the outstanding shares entitled to vote in person or by proxy at the meeting will constitute a quorum for the conduct of business.

     For the election of directors, the individuals receiving the highest number of votes will be elected. The number of votes to which each shareholder will be entitled is to be determined by multiplying the number of shares of common stock owned as of the March 12, 1997 record date by the number of directors to be elected, and any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee, or by distributing them among two or more nominees. Broker "non-votes" with respect to any matter are not considered shares present and will not affect the outcome of the vote on such matter.

     Nominations to the Board. A shareholder wishing to propose the nomination of an individual for election to the Company's Board of Directors must submit his or her recommendation to the Company in writing, and in accordance with the applicable provisions of the Company's Articles of Incorporation and Bylaws, so as to be received by the Office of the Secretary no later than November 21, 1997. Copies of the Company's Articles of Incorporation and Bylaws are available upon written request delivered to the Office of the Secretary.

     Shareholder Proposals for Next Annual Meeting. In order to be considered for inclusion in the proxy statement and form of proxy relating to the 1998 annual meeting of the Company's shareholders, a proposal intended by a shareholder for presentation at that meeting must be submitted in accordance with the applicable rules of the Securities and Exchange Commission and received by the Company at its principal executive offices on or before December 2, 1997. Proposals to be presented at the annual meeting which are not intended for inclusion in the proxy statement and form of proxy must be submitted in accordance with the applicable provisions of the Company's Bylaws, a copy of which is available upon written request delivered to the Office of the Secretary. The Company suggests that proponents submit their proposals to the Office of the Secretary by Certified Mail -- Return Receipt Requested.

                        Pinnacle West Capital Corporation
                                 P.O. Box 52135
                             Phoenix, Arizona 85072


April 1, 1997



Dear Shareholders:

The 1997 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held at the Wigwam Resort, 300 East Indian School Road, Litchfield Park, Arizona on May 21, 1997 at 10:30 a.m. Mountain Standard Time. At the meeting shareholders will be asked to elect four Class III Directors to serve until the 2000 Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please review the enclosed proxy statement, complete the proxy form below and return it promptly in the envelope provided.

Sincerely,

Faye Widenmann
Vice President and Secretary





--------------------------------------------------------------------------------

PROXY FORM           Pinnacle West Capital Corporation                PROXY FORM

--------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 21, 1997.


The undersigned hereby appoints Richard Snell and Faye Widenmann, and each of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Pinnacle West Capital Corporation, to be held May 21, 1997 at ten-thirty a.m., Phoenix time, and at any adjournment thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

Voting with respect to the election of Directors may be indicated on the reverse of this card. Nominees for Director are: Pamela Grant, Martha O. Hesse, William
S. Jamieson, Jr. and Richard Snell.

  This proxy will be voted as specified on the reverse. If no specification is made, this proxy will be voted FOR the election of Directors.

                              Election of Directors


 The Board of Directors recommends a vote FOR the election of Directors.
--------------------------------------------------------------------------

     1. Election of Directors                    FOR*         WITHHOLD                 ------------------------------------------
          (see other side)                                                                 Signature                  Date

     *For all nominees, except vote withheld from the following:                       ------------------------------------------
                                                                                           Signature                  Date
      ----------------------------------------------------------


                                                                                          Please sign as your name(s) appears below.
                                                                                          Joint    owners    should    both    sign.
                                                                                          Fiduciaries,      attorneys,     corporate
                                                                                          officers,    etc.   should   state   their
                                                                                          capacities.

                                                                                          Any  proxy  given   previously  is  hereby
                                                                                          revoked.

------------------------------------------------------------------------------------------------------------------------------------

Fold and detach                                                                                                    Fold  and detach





                                                        Attending the Meeting


         For those shareholders  wishing to attend the Annual Meeting,  entrance to the Wigwam Resort is off Indian School Road, where parking will be available.





                                               [Street map showing location of hotel]